EXHIBIT 99.1
Coleman Cable, Inc. Announces Third-Quarter 2008 Results
WAUKEGAN, Ill., November 6, 2008 — Coleman Cable, Inc. (NASDAQ: CCIX) (the “Company,” “Coleman,” “we,” “us,” or “our”), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced third-quarter 2008 financial results.
Third-Quarter Results
•	Revenue of $270.7 million, up 7 percent over the same quarter last year

•	Adjusted EBITDA of $21.5 million, up $2.7 million on a sequential quarter basis and up $0.2 million over the same quarter last year

•	Adjusted EPS of $0.25 per share, as compared to $0.24 for the same quarter last year

•	Total debt (net of cash and cash equivalents) reduced $28.4 million on a sequential quarter basis during the third quarter
Management Comments
Commenting on third quarter results, Gary Yetman, president and CEO, said, “Our financial results for the quarter were at the upper end of our expectations despite the continuation of very challenging market conditions and a difficult economy. For the quarter, we generated Adjusted EBITDA of $21.5 million, an increase of $2.7 million or 14 percent, over the second quarter of 2008, and recorded total revenues of $270.7 million. Our 2008 results continue to benefit from growth in our Distribution segment brought about by prior-year acquisitions. In addition, strong operating cash flow for the quarter allowed us to continue to strengthen our balance sheet by reducing our outstanding debt (net of cash and equivalents) approximately $28.4 million on a sequential basis versus the end of the second quarter. We also made significant progress in integrating our 2007 acquisitions, continuing the execution of our integration strategy for a number of the manufacturing and distribution facilities which were acquired as part of the Copperfield acquisition.
“While pleased with our third quarter results, we remain concerned about the state of the economy and the accompanying lower sales demand in our industry, as our customers manage their inventory levels in response to current conditions. Our Original Equipment Manufacturer (OEM) segment remains a significant challenge, and in the third quarter, continued to perform below our expectations. We are taking the necessary steps to address these issues. First, as we reported last quarter, we are adjusting our pricing and rationalizing our customer base within our OEM segment, particularly with our appliance and transportation customers, to mitigate the impact of inflationary cost pressures on our profitability. While we have made progress on this front, we do not expect to realize the full benefit of such actions, in terms of an overall improved return for the segment, until 2009. Also, in an effort to right size our production capacity and control costs, in October 2008 we announced internally a series of planned workforce
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Coleman Cable, Inc. Announces Third-Quarter2008Results

reductions affecting a number of our manufacturing facilities, as well as our corporate office in Waukegan, Ill. These actions include the planned elimination of approximately 160 positions over the remainder of 2008, and into 2009. The ultimate number of positions eliminated and timing of such actions are contingent upon both the results of our efforts relative to our OEM customer base, which will likely reduce our OEM sales levels, and our performance for the remainder of 2008. While taking such steps is difficult, controlling our costs and timely adjusting our capacity are keys to our ability to continue generating strong operating cash flows and effectively managing our balance sheet.”
Mr. Yetman concluded, “Taking into consideration the current economic climate, for the fourth quarter of 2008 we expect revenues will be in a range of $190 million to $215 million, Adjusted EBITDA in a range of $13 million to $18 million, and Adjusted earnings per share in a range of $0.03 to $0.15.”
Third-Quarter Financial Results Summary
For the quarter, we generated net income of $1.7 million ($0.10 per diluted share) in 2008, as compared to $4.0 million ($0.24 per diluted share) for the third quarter of 2007. Our results for 2008 reflect the impact of our 2007 acquisitions, and therefore are not comparable to the results for 2007, which do not include the entire impact of the 2007 acquisitions. In addition, net income for the third quarter of 2008 was impacted by certain significant items. The magnitude of such items may vary significantly from period to period and, thereby, have a disproportionate effect on the earnings reported for any given period. Accordingly, we consider the aggregate impact of these items, along with reported results, in evaluating our financial performance. Our results for the third quarter of 2008 included $2.5 million ($1.5 million after tax or $0.09 per diluted share) in restructuring charges primarily incurred in connection with the integration of our 2007 Acquisitions. Restructuring costs were negligible in the third quarter of 2007. In addition, our results for 2008 included the negative impact of a non-cash charge in the amount of $1.6 million ($1.0 million after tax or $0.06 per diluted share) recorded in the third quarter to fully reserve for an insurance receivable first recorded in 2005 related to an inventory theft which occurred that same year, as further discussed below. The following summarizes the impact of the above-described items:

	Three Months Ended September 30,
	2008	2007

Earnings per diluted share	$0.10	$0.24
Less impact of:
Restructuring charges	0.09	—
Insurance recovery allowance	0.06	—

Earnings per diluted share excluding above items	$0.25	$0.24

Excluding the above-noted items, our earnings for the third quarter, as compared to same period last year, largely reflect increased operating income within our Distribution segment, offset by lower operating income within our OEM segment. In addition to the favorable impact of increased operating income generated within our Distribution segment, our third quarter earnings in 2008 also benefited from lower interest costs, given lower average interest rates and a reduction in our outstanding debt levels.
We reported net sales for the 2008 third quarter of $270.7 million compared to net sales of $253.5 million in the same period last year, which represents an increase of 6.8 percent and reflects the Company’s 2007 acquisitions. Volume (total pounds shipped) increased 9.4 percent in the third quarter of 2008 compared to the prior-year period. The increase in total sales volume was driven by a 32.1 percent increase within the Company’s distribution segment, due primarily to the expansion of our customer base as a result of
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Coleman Cable, Inc. Announces Third-Quarter2008Results

the 2007 acquisitions, partially offset by an 18.1 percent decline in total sales volume within its OEM segment, primarily reflecting decreased demand from existing customers.
Our gross profit rate for the third quarter of 2008 was 11.0 percent compared to 11.5 percent for the same period of 2007. While gross profit within Coleman’s Distribution segment increased, gross profit declined within the OEM segment due in part to the negative impact of lower sales volume and the negative impact of inflationary cost pressures.
Selling, engineering, general and administrative (SEG&A) expense for the 2008 third quarter increased to $14.2 million from $11.8 million in the 2007 third quarter. SEG&A expense for the third quarter of 2008 included a non-cash charge of $1.6 million for an allowance established during the third quarter of 2008 relative to an insurance claim the company filed for thefts which occurred in 2005 at its manufacturing facility in Miami Lakes, Fla., which has since been closed. During the third quarter of 2008, as a result of failing to secure satisfactory settlement of the matter with our insurers, we commenced legal action, and recorded an allowance for the related insurance receivable. Excluding the impact of this non-cash charge, SEG&A expense for the third quarter of 2008 was $12.6 million, as compared to $11.8 million for the third quarter of 2007. The increased SEG&A expense of $0.8 million in the current quarter reflects higher expenses across a number of non-payroll selling and marketing expense categories. Excluding the same $1.6 million non-cash charge, SEG&A expense as a percentage of net sales was 4.7 percent for the third quarter of 2008, versus 4.6 percent for the third quarter of 2007.
Intangible amortization expense for the 2008 third quarter was $3.1 million, as compared to $2.5 million for the 2007 third quarter with the expense in both periods arising from the amortization of intangible assets recorded in connection with the 2007 acquisitions.
Restructuring charges for the third quarter of 2008 were $2.5 million, a result of the integration of the Copperfield facilities, compared to restructuring charges of $0.1 million for the same period of 2007 attributable to the 2006 closure of Coleman’s facility in Siler City, N.C.
Interest expense for the third quarter of 2008 was $7.2 million compared to $8.2 million for the same period of 2007, due primarily to lower borrowings and interest rates.
Income tax expense was $1.2 million in the 2008 third quarter compared to $2.6 million for 2007 third quarter, primarily reflecting decreased pre-tax income in the current period.
Net income for the third quarter of 2008 was $1.7 million, compared to $4.0 million in the third quarter of 2007. Earnings per share for the third quarter were $0.10 in the 2008 period compared to $0.24 in the 2007 period. The decrease in net income and earnings per share is a result of the reasons listed above.
The Company continues to strengthen its balance sheet. Net working capital was approximately 20.8 percent of net sales for the quarter, and improved sequentially by 1.8 percentage points as compared to the second quarter of 2008.
Non-GAAP Third-Quarter 2008 Results
In an effort to better assist investors in understanding its financial results, the Company has provided in this release Adjusted Net Income, Adjusted Earnings Per Share (EPS), and Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which are all measures not defined under accounting principles generally accepted in the United States (GAAP). Management believes these numbers are useful to investors in understanding the results of operations because they illustrate the impact that interest, taxes, depreciation, amortization, and other non-recurring and/or non-cash charges
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Coleman Cable, Inc. Announces Third-Quarter2008Results

had on results. We use these terms in this release as they are calculated in the financial information set forth below.
Webcast
Coleman Cable has scheduled its conference call for Friday, November 7, 2008, at 10:00 a.m. Central time. Hosting the call will be Gary Yetman, president and CEO, and Richard Burger, executive vice president and CFO. A live broadcast of Coleman Cable’s conference call, along with accompanying visuals, will be available through the Company’s website at http://investors.colemancable.com/events.cfm. The webcast will be archived for 90 days.
About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.
Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events, financial results or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from Coleman Cable’s expectations include:
•	fluctuations in the supply or price of copper and other raw materials;

•	increased competition from other wire and cable manufacturers, including foreign manufacturers;

•	pricing pressures causing margins to decrease;

•	general economic conditions and changes in the demand for Coleman Cable’s products by key customers;

•	the consummation of acquisitions;

•	failure to identify, finance or integrate acquisitions;

•	failure to accomplish integration activities on a timely basis;

•	failure to achieve expected efficiencies in Coleman Cable’s manufacturing and integration consolidations;

•	changes in the cost of labor or raw materials, including PVC and fuel costs;

•	inaccuracies in purchase agreements relating to acquisitions;

•	failure of customers to make expected purchases, including customers of acquired companies;

•	unforeseen developments or expenses with respect to Coleman Cable’s business acquisition, integration and consolidation efforts; and

•	other risks and uncertainties, including those described under “Item 1A. Risk Factors” in Coleman Cable’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
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Coleman Cable, Inc. Announces Third-Quarter2008Results

In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
CCIX-G
Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com
Financial Tables Follow
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Coleman Cable, Inc. Announces Third-Quarter2008Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Thousands, except per share date)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
NET SALES	$270,712	$253,453	$790,775	$609,867
COST OF GOODS SOLD	240,814	224,287	703,736	535,837

GROSS PROFIT	29,898	29,166	87,039	74,030
SELLING, ENGINEERING, GENERAL AND ADMINISTRATIVE EXPENSES	14,228	11,753	40,472	31,238
INTANGIBLE AMORTIZATION EXPENSE	3,121	2,522	8,889	5,085
RESTRUCTURING CHARGES	2,504	53	5,515	580

OPERATING INCOME	10,045	14,838	32,163	37,127
INTEREST EXPENSE	7,211	8,187	22,545	19,411
OTHER (INCOME) LOSS, NET	(56)	2	68	29

INCOME BEFORE INCOME TAXES	2,890	6,649	9,550	17,687
INCOME TAX EXPENSE	1,153	2,606	3,716	6,752

NET INCOME	$1,737	$4,043	$5,834	$10,935

EARNINGS PER COMMON SHARE DATA NET INCOME PER SHARE
Basic	$0.10	$0.24	$0.35	$0.65
Diluted	0.10	0.24	0.35	0.65
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	16,787	16,787	16,787	16,787
Diluted	16,825	16,796	16,811	16,789
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Coleman Cable, Inc. Announces Third-Quarter2008Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
Non-GAAP Results
(Thousands)

	Q3 2008	Q3 2007
	As Reported
Net sales	270,712	253,453
Cost of goods sold	240,814	224,287

Gross profit	29,898	29,166
% of net sales	11.0%	11.5%
Selling, engineering, general & administrative expenses	14,228	11,753
Intangible amortization expense	3,121	2,522
Restructuring charges	2,504	53

Operating profit	10,045	14,838
Interest expense	7,211	8,187
Other (income) expense	(56)	2

Income before income taxes	2,890	6,649
Income tax expense	1,153	2,606

Net income	1,737	4,043

% of net sales	0.6%	1.6%
EPS — basic	$0.10	$0.24
EPS — diluted	$0.10	$0.24
Shares — basic	16,787	16,787
Shares — diluted	16,825	16,796

	Q3 2008	Q3 2007
	Adjusted EPS
Income before income taxes, as reported	2,890	6,649
Restructuring charges	2,504	53
Inventory theft insurance receivable allowance	1,588	—

Income before income taxes, adjusted	6,982	6,702
Income tax expense	2,786	2,627

Adjusted net income (loss)	4,196	4,075

% of net sales	1.5%	1.6%
Adjusted EPS — basic	$0.25	$0.24
Adjusted EPS — diluted	$0.25	$0.24

	EBITDA
Net income (loss)	1,737	4,043
Interest expense	7,211	8,187
Income tax expense	1,153	2,606
Depreciation & amortization	7,294	6,422

EBITDA	17,395	21,258

% of net sales	6.4%	8.4%

	Adjusted EBITDA
Restructuring charges	2,504	53
Inventory theft insurance receivable allowance	1,588	—

Adjusted EBITDA	21,487	21,311

% of net sales	7.9%	8.4%
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Coleman Cable, Inc. Announces Third-Quarter2008Results

COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,504	$8,877
Accounts receivable, net	174,134	159,133
Inventories	115,998	138,359
Deferred income taxes	4,327	3,776
Assets held for sale	4,116	661
Prepaid expenses and other current assets	4,490	8,647

Total current assets	306,569	319,453

PROPERTY, PLANT AND EQUIPMENT NET	74,385	79,963
GOODWILL	111,000	108,461
INTANGIBLE ASSETS, NET OF AMORTIZATION	49,299	58,181
OTHER ASSETS, NET	8,147	9,594

TOTAL ASSETS	$549,400	$575,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$502	$936
Accounts payable	54,831	49,519
Accrued liabilities	41,372	38,473

Total current liabilities	96,705	88,928

LONG-TERM DEBT	330,788	366,905
LONG-TERM LIABILITIES	1,546	281
DEFERRED INCOME TAXES	16,803	23,567
SHAREHOLDERS’ EQUITY	103,558	95,971

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$549,400	$575,652

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